EARNINGS RELEASE
SI FINANCIAL GROUP, INC. REPORTS RESULTS FOR THE QUARTER ENDED MARCH 31, 2014

Willimantic, Connecticut — April 23, 2014. SI Financial Group, Inc. (the “Company”) (NASDAQ Global Market: SIFI), the holding company of Savings Institute Bank and Trust Company (the “Bank”), reported net income of $906,000, or $0.07 basic and diluted earnings per share, for the quarter ended March 31, 2014 versus a net loss of $77,000, or $0.01 basic and diluted loss per share, for the quarter ended March 31, 2013.

The acquisition of Newport Bancorp, Inc. ("Newport") in September 2013 contributed to the higher net income for the quarter ended March 31, 2014, as a result of increases in net interest income and noninterest income and a reduction in operating costs. Lower net income for the first quarter of 2013 was the result of costs totaling $684,000 (pre-tax) associated with the acquisition of Newport. Excluding the aforementioned costs, the Company would have reported net income of $502,000, or $0.05 basic and diluted earnings per share, for the quarter ended March 31, 2013.(1)

Net interest income increased $3.6 million to $10.0 million for the quarter ended March 31, 2014 from $6.3 million for the quarter ended March 31, 2013. Higher net interest income was due to an increase in the average balance of loans outstanding and a lower cost of funds, offset by an increase in the average balance of interest-bearing liabilities compared to the same quarter in 2013.

The provision for loan losses increased $295,000 to $430,000 for the first quarter of 2014 compared to the same period in 2013, primarily due to an increase in loans outstanding, offset by decreases in nonperforming loans and loan charge-offs. At March 31, 2014, nonperforming loans totaled $6.0 million, compared to $8.9 million at March 31, 2013, resulting from a decrease in nonperforming residential mortgage loans and multi-family and commercial mortgage loans of $2.0 million and $616,000, respectively. Net loan charge-offs were $94,000 for the quarter ended March 31, 2014, consisting primarily of residential mortgage loan charge-offs, compared to $194,000 for the quarter ended March 31, 2013.

Noninterest income increased $332,000 to $2.8 million for the quarter ended March 31, 2014 from $2.4 million for the quarter ended March 31, 2013 due to increases in service fees of $502,000 and other noninterest income of $107,000, offset by a decrease in mortgage banking fees of $419,000 as a result of the sale of $5.4 million in fixed-rate residential mortgage loans compared to $13.3 million in fixed-rate residential mortgage loan sales for the comparable period in 2013. Other noninterest income for the first quarter of 2014 included the reimbursement of $250,000 in legal fees and other foreclosure expenses incurred in a prior period on two commercial loans. Other noninterest income for the first quarter of 2013 included a gain of $201,000 on the sale of $3.0 million in loans held for investment, offset by an impairment charge of $81,000 to reduce the carrying value in one of the Bank's small business investment company limited partnerships.

Noninterest expenses increased $2.4 million for the quarter ended March 31, 2014 compared to the same period in 2013. Higher noninterest expenses for 2014 reflect additional operating costs attributable to the six acquired branches from the Newport merger. Increases in salaries and benefits include additional lending staff and higher benefit costs. Occupancy costs were higher as a result of snow removal and utility costs associated with the poor weather conditions in the region during the first quarter of 2014. The increase in outside professional services expense related to contractual payments to former Newport officers under their noncompetition agreements. Higher other noninterest expenses for 2014 included increases of $240,000 in fraudulent debit card transactions, core deposit intangible amortization of

$165,000 associated with the assumption of Newport deposits and prepayment penalties totaling $75,000 for the early extinguishment of certain Federal Home Loan Bank borrowings. Noninterest expenses for the first quarter of 2013 included merger-related costs of $684,000 for the acquisition of Newport.

Total assets increased $16.8 million, or 1.2%, to $1.36 billion at March 31, 2014 from $1.35 billion at December 31, 2013, principally due to increases of $26.4 million in cash and cash equivalents, offset by a decrease of $5.4 million in net loans receivable. Residential mortgage loans and SBA and USDA guaranteed loans declined $9.8 million and $9.1 million, respectively, offset by increases in time share and multi-family and commercial mortgage loans of $9.4 million and $5.6 million, respectively. Loan originations decreased $2.1 million during the first quarter of 2014 compared to the same period in 2013 mainly due to declines in residential mortgage and commercial business loan originations of $11.7 million and $2.6 million, respectively, offset by increases in commercial mortgage and consumer loan originations of $9.1 million and $3.1 million, respectively.

Total liabilities increased $15.3 million, or 1.3%, to $1.21 billion at March 31, 2014 compared to $1.19 billion at December 31, 2013. Deposits increased $19.5 million, or 2.0%, which included increases in certificates of deposit and NOW and money market accounts of $11.8 million and $11.1 million, respectively, offset by a decrease in noninterest-bearing deposits of $3.2 million. Deposit growth remained strong due to marketing and promotional initiatives and competitively-priced deposit products. Borrowings decreased $6.4 million from $184.5 million at December 31, 2013 to $178.2 million at March 31, 2014, resulting from net repayments of Federal Home Loan Bank advances.

Total shareholders’ equity increased $1.5 million from $152.8 million at December 31, 2013 to $154.3 million at March 31, 2014. The increase in shareholders' equity was attributable to net income of $906,000, the exercise of stock options of $316,000 and a decrease in unrealized losses on available for sale securities aggregating $317,000 (net of taxes), offset by dividends of $368,000. At March 31, 2014, the Bank’s regulatory capital exceeded the amounts required for it to be considered “well-capitalized” under applicable regulatory capital guidelines.

“Continued growth in commercial business and commercial mortgage loans during the quarter had a positive impact on the net interest margin and helped offset a decline in the residential mortgage market slowed by the effects of this winter's weather. Additionally, the significant growth in deposits during the first quarter is evidence of customers' preference to do business with a local community bank,” commented Rheo A. Brouillard, President and Chief Executive Officer.

SI Financial Group, Inc. is the holding company for Savings Institute Bank and Trust Company. Established in 1842, Savings Institute Bank and Trust Company is a community-oriented financial institution headquartered in Willimantic, Connecticut. Through its twenty-six branch locations, the Bank offers a full-range of financial services to individuals, businesses and municipalities within its market area.

Non-GAAP Financial Measures

We believe that certain non-GAAP financial measures provide investors with information useful in understanding our financial performance, our performance trends and financial position. Specifically, we provide measures based on what we believe are our operating earnings on a consistent basis and exclude non-core operating items which affect the GAAP reporting of results of operations. We, as well as securities analysts, investors and other interested parties, use these measures to compare peer company operating performance. We believe that our presentation and discussion, together with the accompanying reconciliations, provide a complete understanding of factors and trends affecting our business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

(1) The table below presents a reconciliation of net income (loss) and net income (loss) per share to shareholders, excluding the tax-affected transaction costs related to the acquisition of Newport for the quarter ended March 31, 2013.
Net Income (Loss): (In Thousands)

Net loss	$(77)
Merger-related transaction costs (after tax)	579
Net income adjusted for merger-related transaction costs	$502

Earnings (Loss) Per Share:

Basic and diluted as reported	$(0.01)
Merger-related transaction costs (after tax)	0.06
Basic and diluted adjusted for merger-related transaction costs	$0.05

Weighted Average Shares Outstanding:

Diluted	9,555,940
Effect of dilutive stock options	51,775
Diluted adjusted for merger-related transaction costs	9,607,715

Forward-Looking Statements
This release contains “forward-looking statements” that are based on assumptions and may describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by the use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, regional and national economic conditions, legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the ability to successfully integrate the operations of the former Newport Bancorp, Inc., the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, changes in the real estate market values in the Company’s market area and changes in relevant accounting principles and guidelines. For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, including the section entitled “Risk Factors,” and subsequent Quarterly Reports on Form 10-Q filed with the SEC. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

SELECTED FINANCIAL CONDITION DATA:

	March 31,	December 31,
(Dollars in Thousands / Unaudited)	2014	2013

ASSETS
Noninterest-bearing cash and due from banks	$18,728	$20,554
Interest-bearing cash and cash equivalents	34,999	6,767
Securities	183,094	183,329
Loans held for sale	686	1,764
Loans receivable, net	1,042,037	1,047,410
Bank-owned life insurance	20,868	20,726
Premises and equipment, net	20,634	21,090
Intangible assets	19,402	19,566
Deferred tax asset	9,536	9,705
Other real estate owned, net	2,037	2,429
Other assets	11,108	13,039
Total assets	$1,363,129	$1,346,379

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits	$1,004,283	$984,749
Borrowings	178,170	184,520
Other liabilities	26,378	24,268
Total liabilities	1,208,831	1,193,537

Shareholders' equity	154,298	152,842
Total liabilities and shareholders' equity	$1,363,129	$1,346,379

SELECTED OPERATING DATA:

	Three Months Ended
	March 31,
(Dollars in Thousands / Unaudited)	2014	2013

Interest and dividend income	$12,071	$8,555
Interest expense	2,084	2,210
Net interest income	9,987	6,345

Provision for loan losses	430	135
Net interest income after provision for loan losses	9,557	6,210

Noninterest income	2,772	2,440
Noninterest expenses	10,954	8,581
Income before income taxes	1,375	69

Income tax provision	469	146
Net income (loss)	$906	$(77)

SELECTED OPERATING DATA - Concluded:

	Three Months Ended
	March 31,
(Unaudited)	2014	2013

Earnings (loss) per share:
Basic	$0.07	$(0.01)
Diluted	$0.07	$(0.01)

Weighted average shares outstanding:
Basic	12,295,225	9,555,940
Diluted	12,343,477	9,555,940

SELECTED FINANCIAL RATIOS:

	At or For the
	Three Months Ended
	March 31,
(Dollars in Thousands, Except per Share Data / Unaudited)	2014	2013

Selected Performance Ratios:
Return (loss) on average assets (1)	0.27%	(0.03)%
Return (loss) on average equity (1)	2.37	(0.25)
Interest rate spread	3.07	2.59
Net interest margin	3.21	2.84
Efficiency ratio (2)	86.09	97.71

Asset Quality Ratios:
Allowance for loan losses	$7,252	$6,328
Allowance for loan losses as a percent of total loans (3)	0.69%	0.94%
Allowance for loan losses as a percent of nonperforming loans	121.21	70.83
Nonperforming loans	$5,983	$8,934
Nonperforming loans as a percent of total loans (3)	0.57%	1.32%
Nonperforming assets (4)	$8,020	$9,933
Nonperforming assets as a percent of total assets	0.59%	1.04%

Per Share Data:
Book value per share	$12.03	$12.43
Less: Intangible assets per share(5)	(1.51)	(0.34)
Tangible book value per share (5)	10.52	12.09
Dividends per share	$0.03	$0.03

(1) Quarterly ratios have been annualized.
(2) Represents noninterest expenses divided by the sum of net interest and noninterest income, less any realized gains or losses on the sale of securities and other-than-temporary impairment on securities.

(3) Total loans exclude deferred fees and costs.
(4) Nonperforming assets consist of nonperforming loans and other real estate owned.
(5) Tangible book value per share equals book value per share less the effect of intangible assets, which consisted of goodwill and other intangibles of $19.4 million and $3.5 million at March 31, 2014 and 2013, respectively.

CONTACT:
Diane Phillips, Executive Assistant/Investor Relations Administrator
Email: investorrelations@banksi.com
(860) 456-6514